Exhibit 99.1

Gryphon Gold Options Castle Peak Property

November 15, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to announce that it has optioned the Castle Peak Property located in Esmeralda County, Nevada from Kinross Gold Corporation. The Castle Peak Property hosts a low sulfidation, epithermal gold system that has encountered up to 90 feet of 0.014 opt gold starting a depth of 30 feet.

Castle Peak is located within the Gilbert-Boss-Castle Mining District in Western Esmeralda County, Nevada and consists of 40 unpatented mining claims (800 acres) located at the southern margin of the Monte Cristo Range. The Property is situated 6.5 miles west of the Seabridge Gold’s Castle-Black Rock Property and is hosted in the same Miocene rhyotite and andesite host rocks with similar low sulfidation alteration.

Kinross has drilled 35 holes at the Castle Peak Property that encountered +0.003 opt gold over at least 20 feet in 23 of the 35 reverse circulation holes. Gold mineralization is hosted in Miocene rhyolite and overlying andesite that has undergone quartz-illite alteration related to sheeted and stockworked quartz veins. Surface rock geochemistry indicates a gold-silver epithermal system in which 93 of 770 samples analyzed contained over 0.029 opt ppm gold with anomalous mercury, arsenic, and antimony. “The Gilbert-Boss-Castle District hosts alteration over a similar area and of similar intensity to that of the major districts of the Walker Lane to include Goldfield, Tonopah, and the Comstock” says Steve Jones, Gryphon’s VP of Exploration. “Castle Peak with its possible ore grade intercepts is a great place for Gryphon to start its evaluation of a major district.” Under the option agreement, Gryphon Gold will receive a 100% interest in the Castle Peak Property by expending US$1,000,000 in field expenditures over four years. Kinross will retain a Net Smelter Royalty of 2% if the spot price of gold is less than or equal to US$1,500 per ounce or 3% Net Smelter Royalty is the spot price of gold exceeds US$1,500 per ounce. Kinross has the option of regaining up to 75% control of the Property if Gryphon reports a NI43-101 compliant resource of over 2.0 million ounces of gold and if Kinross expends three times (3x) the expenditures of Gryphon with all expenditures spent on field work on the Property. Kinross will have a 120-day period to exercise its right to earn back its control of the property after the NI43-101 reporting of the +2.0 million ounce resource. Gryphon is not required to make any payments to Kinross and the four-year, $1,000,000 earn-in will be spent entirely on field work on the Property.

All technical information contained in this release has been reviewed and approved by Steven K. Jones, CPG, Vice President Exploration for Gryphon Gold Corporation and a “qualified person” within the meaning of National Instrument 43-101. Steven K. Jones has verified the sampling data referred to in this press release.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@gryphongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

** Data sourced from www.seabridgegold.net

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating ; assumptions related to ability to fund the earn in payments required for the Castle Peak Property , capital requirements and exploration; assumptions related to gold grade and recoverability, success of exploration and drill programs and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Castle Peak Property, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.